Dear Customers, Stockholders and Friends:

Please find enclosed the unaudited financial statements as of September 30, 2010 and for the nine month period ended September 30, 2010.

We are pleased to report total deposits increased $19.7 million from September 30, 2009 to September 30, 2010 as total deposits stood at a record quarterly high of $410.1 million on September 30, 2010.   Because of limited opportunities to employ these funds in the form of loans due to decreased loan demand, combined with the fact that investing in securities during a time of record low interest rates provided little advantage, we utilized these funds to reduce other liabilities, which consisted mostly of advances from the Federal Home Loan Bank, by $18.1 million.  This strategy had the combination of reducing the Bank’s interest expense while also limiting the Bank’s asset growth. This is evidenced in that total assets amounted to $494.7 million on September 30, 2010 versus $493.1 million on September 30, 2009.

On September 30, 2010, total stockholders’ equity amounted to $29.5 million. This equates to a book value per share of $20.52 and is consistent with the $20.51 book value per share on September 30, 2009.  Despite the negligible growth in book value per share, we remain very encouraged as the September 30, 2010 book value per share takes into consideration two significant events that occurred over this time horizon: 1) Dividends paid to shareholders between October 1, 2009 and September 30, 2010 amounted to over $1.15 million – the highest amount paid in any previous 12 month period, and 2) The allowance for loan losses increased $1.2 million adding considerable stability to the balance sheet.  At September 30, 2010, this allowance stood at 1.38% of total loans versus 1.05% on September 30, 2009.

We are pleased to report that the quarter ended September 30, 2010 marked the thirty-second consecutive quarter that Your Bank has paid dividends to its shareholders.  Total dividends paid by the Company now amounts to almost $4.8 million.

Your Bank generated a net income of $2.06 million for the nine month period ended September 30, 2010 compared to $1.09 million for the nine month period ended September 30, 2009.  This net income improvement of $975 thousand, or 89.5%, was a result of:  1) a $4.6 million increase in net interest income – partially bolstered by the reduction in other liabilities as mentioned above, and 2) a $1.4 million increase in non-interest income, inclusive of a $1.1 million improvement from the sale of securities. These improvements more than offset the incurrence of an additional $2.45 million increase in operating costs during the nine month period ended September 30, 2010.  These increased operating costs in 2010 were primarily the result of the inclusion of costs associated with the Guaranty Bank merger (increased personnel, increased data processing expense, increased occupancy costs due to having three additional locations, etc.) that were not fully included in the statement for the nine months ended September 30, 2009 as the merger became effective September 25, 2009.

In addition, this net income improvement was realized despite the Bank increasing by $2.1 million its loan loss provision in the nine month period ended September 30, 2010.  As mentioned in previous quarterly reports, we are navigating Your Bank in an uncertain economic environment, and the providing of this additional amount is considered prudent to absorb the risks in the Bank’s loan portfolio.  As we move through the final quarter of 2010 and considering the effects that the economy may have on the Bank and its customers, we will continue to position the Bank in a manner to absorb risks, while still retaining the capability of posting record profits.

As always, thanks so much to our shareholders and customers for enabling us to achieve the results stated herein.  We always appreciate your business, your referrals, and your support!  In this economic and regulatory environment, we need to all work together to achieve continued success.

Should you have any questions about Your Bank or about this report, please do not hesitate to call.

Sincerely,

/s/ Robert H. Beymer

Robert H. Beymer
Chairman of the Board

/s/ Geoffrey S. Sheils

Geoffrey S. Sheils
President & CEO

First Sentry Bancshares, Inc.
Balance Sheet
September 30, 2010 and 2009
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	9/30/10	9/30/09
Cash and Fed Funds Sold	$26,393	$8,154

Investment Securities	95,812	115,950

Loans	359,495	356,401
Less: Allowance for Loan Losses	4,960	3,740
Net Loans	354,535	352,661

Bank Premises and Equipment	6,769	6,934
Intangible Assets	2,856	1,904
Other Assets	8,291	7,462

Total Assets	$494,656	$493,065

DEPOSITS
Demand	$55,651	$54,123
Savings	134,384	114,955
Other Time Deposits	220,062	221,344
Total Deposits	410,097	390,422

Other Liabilities	46,062	64,157

Total Liabilities	456,159	454,579

Trust Preferred Securities	9,000	9,000

Common Stock, $1 par value,
5,280,000 authorized,
1,056,000 issued	1,438	1,438
Additional Paid-in Capital	15,294	15,277
Retained Earnings	12,458	11,906
Unrealized Gain (Loss) on Investments	307	865
Total Stockholders’ Equity	29,497	29,486

Total Liabilities & Stockholders’ Equity	$494,656	$493,065

Book Value per Share	$20.52	$20.51

First Sentry Bancshares, Inc.
Statement of Income
For the Nine Months Ended
September 30, 2010 and 2009
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	Through	Through
Interest Income	9/30/10	9/30/09
Loans, Including Fees	$15,314	$10,565
Investment Securities	2,412	2,883
Total Interest Income	17,726	13,448

Interest Expense	5,470	5,828

Net Interest Income	12,256	7,620

Non-Interest Income
Service Charges	783	628
Other Charges and Fees	387	247
Total Non-Interest Income	1,170	875

Loan Loss Provision Expense	3,511	1,403

Gross Operating Income	9,915	7,092

Non-Interest Expense
Salaries and Employee Benefits	3,203	2,121
Equipment and Occupancy	874	455
Data Processing	462	397
Professional Fees	419	153
Insurance	541	497
Taxes, Other	210	147
Other Expenses	1,848	1,336
Total Other Expense	7,557	5,106

Securities Losses	659	(440)

Income before Income Tax	3,017	1,546

Income Tax Expense	953	457

Net Income	$2,064	$1,089

Nine Month’s Earnings per Share	$1.44	$1.02